Exhibit 99.1

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President and CEO Eric S. Nadeau, EVP, Treasurer and CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES PURCHASE AND ASSUMPTION OF
COMMUNITY FIRST BANK

Company to expand financial services to customers in Oregon

Nampa, ID (August 7, 2009) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), announced today that its subsidiary, Home Federal Bank (the “Bank”), has acquired the banking operations of Community First Bank of Prineville, Oregon, in a transaction facilitated by the Federal Deposit Insurance Corporation (the “FDIC”). Based on preliminary financial information as of July 26, 2009, the acquisition by Home Federal Bank includes approximately $148 million of loans and $147 million of deposits, which includes all insured and uninsured deposits with the exception of brokered deposits, which were exempted from the transaction by the FDIC. Other real estate owned acquired in the transaction is approximately $12 million. The transaction also includes the purchase of cash and securities and the assumption of approximately $18.0 million of borrowings from the Federal Home Loan Bank of Seattle, as well as other assets and liabilities. All balances above are subject to final closing and pro forma adjustments to the balance sheet accounts of Community First Bank as of August 7, 2009, and are subject to change. Home Federal Bank acquired the assets of Community First Bank at a discount of $36.5 million and the deposit liabilities at a deposit premium of 1.0%, excluding brokered deposits. The purchased loans and real estate owned are covered by a loss share agreement between the FDIC and Home Federal Bank. Under the loss share agreement, the FDIC has agreed to cover 80% of the losses on the disposition of the loans and real estate owned up to $34 million, and 95% of losses that exceed that amount.

Home Federal Bank will now operate eight branches in Deschutes, Crook and Jefferson Counties in Oregon, including the communities of Bend and Redmond, Oregon. Banking offices previously operated by Community First Bank will reopen as branches of Home Federal Bank on Monday, August 10, 2009, according to their prior normal operating hours. Home Federal Bank has an option to purchase all or some of the banking facilities and assume any leases within 90 days from August 7, 2009. The purchase of any of the branches is not included in the discount above.

“We are excited to welcome Community First Bank customers and employees to the Home Federal Bank family,” said Len E. Williams, chief executive officer of Home Federal Bank. “We want to assure all of Community First Bank’s customers that their deposits are safe and fully accessible using their existing account numbers, checks and debit and ATM cards. These accounts will be converted into Home Federal Bank deposit accounts in an orderly manner. Home Federal Bank prides itself in having a liquid balance sheet and a strong capital position. At June 30, 2009, the Bank’s risk-based capital ratio was 33.55%, which is over three times greater than the level of capital that banking regulators require for a financial institution to be well-capitalized. We offer a full range of personal and business banking products and services. We look forward to deepening relationships with all current Community First Bank customers and building new relationships with future customers of Home Federal Bank in central Oregon.”

Customers who have questions about the transaction can visit the FDIC’s website at www.fdic.gov and on the Company’s website at www.myhomefed.com.  In addition, they can visit their former Community First Bank branch should they have questions about their banking relationship.

Home Federal Bank, headquartered in Nampa, Idaho, also serves the Treasure Valley region of southwestern Idaho, including Ada, Canyon, Elmore and Gem Counties, through 15 full-service banking offices and one commercial loan center. At June 30, 2009, the Company had assets of $673 million and Home Federal Bank had a risk-based capital ratio of 33.55%. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index.  For more information, visit the Company’s web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto;  results of examinations by our banking regulators,  regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2008, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.